As filed with the Securities and Exchange Commission on July 5, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to Form S-3 Registration No. 333-166514

Post-Effective Amendment No. 1 to Form S-3 Registration No. 333-169649

Post-Effective Amendment No. 1 to Form S-3 Registration No. 333-182341

UNDER

THE SECURITIES ACT OF 1933

Alexza Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0567768
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2091 Stierlin Court

Mountain View, California 94043

(650) 944-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas B. King

President and Chief Executive Officer Alexza Pharmaceuticals, Inc.

c/o Grupo Ferrer Internacional, S.A.

Avenida Diagonal 549, 5th Floor, E-08029

Barcelona, Spain

(37) 936003-70

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul T. Schnell

Neil P. Stronski

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036-6522

212-735-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Form S-3 Registration Statements, as amended, of Alexza Pharmaceuticals, Inc., a Delaware corporation (the “Company”) (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•	Registration Statement No. 333-166514 filed with the United States Securities and Exchange Commission (the “SEC”) on May 4, 2010 registering an indeterminant number of shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), preferred shares, debt securities, warrants and/or units up to an aggregate offering price not to exceed $75 million.

•	Registration Statement No. 333-169649 filed with the SEC on September 29, 2010 registering 376,394 Shares issuable upon the exercise of an outstanding warrant.

•	Registration Statement No. 333-182341 filed with the SEC on June 26, 2012 registering an indeterminant number of Shares, preferred shares, debt securities and/or warrants up to an aggregate offering price not to exceed $40 million.

On June 21, 2016, pursuant to the Agreement and Plan of Merger, dated as of May 9, 2016 (the “Merger Agreement”), among the Company, Grupo Ferrer Internacional, S.A., a Spanish sociedad anonima (“Parent”), and Ferrer Pharma, Inc., a Delaware corporation (“Purchaser”), Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned indirect subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration any and all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized in Barcelona, Spain, on July 5, 2016.

Alexza Pharmaceuticals, Inc.

By:	/s/ Thomas B. King
Thomas B. King
President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities indicated on July 5, 2016:

Signature	Title	Date

/s/ Thomas B. King Thomas B. King	President and Chief Executive Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	July 5, 2016

/s/ Sergio Ferrer-Salat Serra di Migni Sergio Ferrer-Salat Serra di Migni	Director	July 5, 2016

/s/ Jorge Ramentol Massana Jorge Ramentol Massana	Director	July 5, 2016

/s/ Juan Fanés Trillo Juan Fanés Trillo	Director	July 5, 2016